EXHIBIT 4.3

ALLONGE #3 TO CONVERTIBLE PROMISSORY NOTE

            This Allonge #3, dated as of February 28, 2014, is attached to and made a part of that certain Convertible Promissory Note (the “Note”) dated April 14, 2009, in the original principal amount of ONE MILLION DOLLARS ($1,000,000) made by ONSTREAM MEDIA CORPORATION (the “Company”) to the order of ROCKRIDGE CAPITAL HOLDINGS, LLC (the “Investor”) and amended by an Allonge dated September 11, 2009 which among other things increased the  Principal Amount under the Note to TWO MILLION DOLLARS ($2,000,000), and an Allonge dated December 11, 2012 which among other things modified the repayment schedule, for the purpose of annexing thereto the following modifications.

1)              It is hereby agreed that the remaining principal balance outstanding under the Note as of January 14, 2014 is $519,615.79 after consideration of all payments made to date. It is further agreed that the remaining principal balance outstanding under the Note will be payable in two payments as follows:

February 28, 2014                        $119,615.79

October 14, 2014                          $400,000.00

It is further agreed that Company will pay the outstanding principal under the Note upon its sale of any of its business units or subsidiaries, and within ten days after its receipt of related proceeds in excess of $5 million in aggregate.

2)             In addition to the principal payments, interest will be payable at 12% per annum as follows:

February 28, 2014 – $7,794.24 (one and one half months)

April 14, 2014 - $6,000.00 (one and one half months)

May 14, 2014 and on the 14th day of each month thereafter until the principal is repaid - $4,000.00 per month

The above interest payments will be appropriately adjusted in the event of an early repayment of the note.

3)              Other than as modified above and as previously amended, the Note remains unmodified and in full force and effect.

[SIGNATURES APPEARS ON THE FOLLOWING PAGE]

ALLONGE #3 TO CONVERTIBLE PROMISSORY NOTE

SIGNATURE PAGE

Above agreed to and accepted by

COMPANY:

ONSTREAM MEDIA CORPORATION

By: /s/ Randy S. Selman

Name:  Randy S. Selman

Title:  President and Chief Executive Officer

Above agreed to and accepted by

INVESTOR:

                  ROCKRIDGE CAPITAL HOLDINGS, LLC

                  By:  /s/ David Friedman

                  Name:  David Friedman

                  Title:    Managing Director